VS/R2386/17/AS                    20 May 1998

                                  0171-282-7018


Reuters Group PLC
85 Fleet Street
London
EC4P 4AJ


Dear Sirs,

REUTERS GROUP PLC  (THE "COMPANY")

1. We have acted as English counsel to the Company and Reuters Holdings Limited (formerly PLC) ("RH").

2. Terms defined in the Listing Particulars (as defined in paragraph 3(a) below), unless otherwise defined herein, bear the same meaning in this opinion.

3. For the purposes of this opinion, we have examined inter alia the following:

       (a) the document dated 18 December 1997 (the "LISTING PARTICULARS") relating to a scheme of arrangement of RH pursuant to section 425 of the Companies Act 1985 (the "ACT") (the "SCHEME") and comprising listing particulars relating to the Company as required by the listing rules made under section 142 of the Financial Services Act 1986;

       (b) a copy of the memorandum and articles of association of the Company as at 18 December 1997;

       (c) a copy of the Articles of Association of the Company adopted conditionally on 16 December 1997 pursuant to the Special Resolution (as defined in paragraph 3(j) below);

       (d) copies of the minutes of meetings of the Board of Directors of the Company held on 23 October 1997, 2 December 1997, 11 December 1997 and 12 December 1997 and the written resolution of the sole Director of the Company dated 14 November 1997;

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       (e)  the consents of Instinet Corporation, Telfer Investments Australia
            (Pty) Limited, The Reuters Holdings PLC Qualifying Employee Share Ownership Trust and the Founders Share Company Limited to the Scheme referred to in the Listing Particulars;

       (f) a copy of the power of attorney dated 3 December 1997 given by Simon Yencken, as shareholder of the Company, in favour of, inter alia, Rosemary Martin;

       (g) a copy of a written resolution of all the shareholders of the Company dated 16 December 1997 (the "WRITTEN RESOLUTION");

       (h) a copy of the notice of an extraordinary general meeting together with consents to short notice (signed by all the shareholders) of the Company dated 16 December 1997 relating to an extraordinary general meeting called for 16 December 1997 at which the Special Resolution was to be proposed (the "EXTRAORDINARY GENERAL MEETING");

       (i) a copy of the written consents of the holders of the ordinary shares of 25p each in the capital of the Company and of the holders of the redeemable preference shares of (pound)1 each in the Company each dated 16 December 1997 consenting to any variation of their rights, resulting from the passing of the special resolution referred to in paragraph 3(j) below;

       (j) a special resolution of the Company increasing the share capital of the Company, adopting new articles of association and giving the requisite authority pursuant to the Act passed on 16 December 1997 subject to the approval of the resolution by the shareholders of RH at the extraordinary general meeting of RH held in January 1998 (the "SPECIAL RESOLUTION");

       (k) a copy of the minutes of the Extraordinary General Meeting of the Company at which the Special Resolution was passed;

       (l) a copy of the Affidavit of Sir Christopher Hogg dated 20 January 1998 regarding the meeting of RH held on 19 January 1998;

       (m) a copy of the Special Resolutions passed at the extraordinary general meeting of RH held on 19 January 1998;

       (n) a copy of the order of the High Court of Justice dated 16 February 1998 sanctioning the Scheme and the related reduction of capital of RH;

       (o) the certificate of registration of order and minute on reduction of capital dated 18 February 1998 confirming the reduction of capital of RH;

       (p) the results of a company search carried out against the Company and RH at Companies House, London on 7 May 1998 and the result of an oral enquiry at


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            the Central Registry of Winding-up Petitions, London on 7 May 1998
            (the "SEARCHES"); and

       (q) the Post-Effective Amendment No. 1 to the Form F-3 Registration Statement (Registration no. 333-7374) under the Securities Act of 1933.

       Except as mentioned above, we have not examined any other corporate records, certificates, statements or other documents and have not made any other enquiries or investigations concerning the Company in connection with the giving of this opinion.

4. The opinions set out in this letter relate only to the laws of England and Wales as in force at the date hereof and are based upon the following assumptions:

       (a) the genuineness of all signatures, the conformity to the originals of all documents supplied to us as copies and the completeness and authenticity of the originals of such documents;

       (b) as regards the legality, validity and binding effect in England of obligations, documents, matters or things referred to thereunder, the same are not invalid or unenforceable under or by virtue of any applicable laws outside England;

       (c) the New Shares (as defined in the Listing Particulars) were not issued in the United Kingdom and elsewhere otherwise than in accordance with the provisions of the Listing Particulars;

       (d) the due authorisation, execution and delivery, in accordance with all applicable laws, of the power of attorney referred to in paragraph 3(f) above by Simon Yencken and that that power of attorney has not been revoked or superseded and remains in full force and effect;

       (e)  proper notice of the Extraordinary General Meeting had been given;

       (f) that the consents to short notice referred to in paragraph 3(h) above had been given by the requisite majority of members entitled to attend and vote at the Extraordinary General Meeting (which appears from our examination of the documents to be the case);

       (g)  that the requisite quorum was present at the Extraordinary
            General Meeting either by attendance in person or by proxy (which appears from the minutes of the Extraordinary General Meeting to be the case);

       (h) that no procedural irregularity exists in relation to the Extraordinary General Meeting;

       (i) that the written consents referred to in paragraph 3(i) above were validly given and not revoked;


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


       (j) that the Written Resolution has been duly and validly executed by or on behalf of all of the existing shareholders of the Company (which appears from our examination of the Written Resolution to be the case);

       (k) that the Special Resolution and the Written Resolution had not been revoked or superseded and remained in full force and effect until the New Shares were allotted;

       (l) the copy of the memorandum and articles of association referred to in paragraph 3(b) was true and complete until the adoption of the articles of association referred to in paragraph 3(c) and that no amendments had been made to such memorandum and articles of association which were not incorporated in such copy prior to such time;

       (m) the copy of the articles of association referred to in paragraph 3(c) was true and complete up to the date of the issue of the New Shares and that no amendments had been made to such articles of association which were not incorporated in such copy prior to such time;

       (n) the copies of the Written Resolution, the Special Resolution and the written consents referred to in paragraph 3(i) above are true and complete;

       (o) the resolutions of the board of directors of the Company referred to in paragraph 3(d) above were duly passed at properly convened meetings of duly appointed directors of the Company or, as the case may be, were duly and validly executed by or on behalf of all the directors of the Company (which appears from our examination of the relevant minutes and written resolution to be the case) and have not been amended or rescinded and are in full force and effect;

       (p) the consents referred to in paragraph 3(e) were validly given and have not been revoked and were in full force and effect at the time the New Shares were allotted;

       (q) the approval to the Special Resolution (referred to in paragraph 3(j) above) sought as part of a special resolution of RH was validly obtained at the extraordinary general meeting of RH held on 19 January 1998;

       (r) the Scheme was validly approved by the requisite majority of shareholders at the Court Meeting and the extraordinary general meeting of RH held on 19 January 1998; and

       (s)  the accuracy of the Searches.

       We do not express any opinion herein as to, nor have we investigated for the purposes of this opinion, the laws of any jurisdiction other than the laws of England as they


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


       exist at the date hereof (including those of the European Community (save to the extent incorporated into English law)).

       This opinion is given on the basis that it will be governed by and construed in accordance with English law and that any matters arising from this opinion will be subject to the exclusive jurisdiction of the English courts.

5. Based upon, and subject to, the foregoing and subject to the qualifications set out below and to any matter not disclosed to us, it is our opinion that, so far as the laws of England, as applied by the English courts at the date of this opinion, are concerned:

       (a) the Special Resolution of the Company passed on 16 December 1997 was validly passed as a special resolution of the Company and provides all necessary Companies Act 1985 authorisations to the allotment of up to 1,884,432,504 ordinary shares of 25p each in the Company (including shares to be allotted and issued pursuant to the Scheme); and

       (b) the ordinary shares of 25p each in the Company allotted pursuant to the Scheme were validly and legally allotted and issued fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof by reason of their being shareholders.

6. The opinions expressed above are subject to the following qualifications:

       (a) where it can be shown that the directors of a company were not acting bona fide or considering the best interests of that company when entering into transactions, such transactions could be set aside. It is a question of fact relating to the nature of the business and operations of the Company as to whether the directors of the Company are acting bona fide and considering the best interests of the Company and we do not express any opinion as to whether the English courts would determine that the Company (as appropriate) has in fact derived a benefit from those transactions;

       (b) where any obligations of any person are to be performed in any jurisdiction outside England, such obligations may not be enforceable under English law to the extent that such performance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction;

       (c) as regards jurisdiction, an English court may stay proceedings if concurrent proceedings are brought or are pending in another jurisdiction or if action in another forum would be more convenient;

       (d) the power of an English court to order specific performance of an obligation or to order any other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or any other equitable remedy was sought; and


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


       (e) the register of members is evidence, subject to any rectification, that the registered proprietors are the legal, as distinct from beneficial, owner of the New Shares concerned. We express absolutely no opinion as to beneficial ownership.

       We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

       This opinion is given at the date set out above and we express no opinion as to the effect that any future event or any act of the Company may have on the matters referred to herein.

       This opinion is given to you solely for your benefit for the purposes of the filing of your Post-Effective Amendment No. 1 to the Form F-3 Registration Statement (Registration no. 333-7374) with the United States Securities and Exchange Commission and, except with our written consent or as set out below, may not be relied upon by, or communicated to, any other person or used for any other purpose nor is it to be quoted or made public in any way.

       We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Form F-3 Registration Statement (Registration no. 333-7374). In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the US Securities Act of 1933 (as amended), or the rules and regulations of the Securities and Exchange Commission thereunder.

       Yours faithfully


       /s/ Clifford Chance
       -------------------
       CLIFFORD CHANCE


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